Exhibit 10.2.13

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (the “Agreement”), dated December 21, 2016 (the “Effective Date), is entered into by and between Gogo LLC (the “Company”) and Ash ElDifrawi (the “Employee”).

WHEREAS, the Employee is currently employed by the Company as its Executive Vice President and Chief Commercial Officer;

WHEREAS, the Company and the Employee have agreed that following a period during which the Employee provides transition services to the Company, the Employee will separate from employment with the Company;

WHEREAS, the Employee and the Company desire to enter into an agreement regarding the Employee’s transition services and separation from employment with the Company and a release of claims;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and provided that the Employee does not revoke his execution of this Agreement pursuant to Paragraph 14 below, the Company and the Employee agree as follows:

1. Subject to the terms and conditions of this Agreement, in consideration of the Employee’s promises herein:

A. The Employee’s employment with the Company will terminate at the close of business on March 31, 2017 unless the Employee elects to terminate his employment or the Company terminates his employment prior to March 31, 2017 (the date on which the Employee’s employment terminates being referred to herein as the “Separation Date”), and the Employee will remain an employee of the Company through the Separation Date. The Employee will be paid his current base salary through the Separation Date on the regularly established Company pay dates. In addition, provided that the Company does not terminate his employment pursuant to Paragraph 5 of this Agreement prior to the date on which cash bonuses associated with 2016 performance are paid to Company employees, Employee will be entitled to receive such bonus, if any, with respect to 2016 as he would have received had this Agreement not been executed, less tax withholding to the extent required by law, with such payment occurring on the date on which bonuses are paid to other senior executives of the Company.

B. During the period prior to the Separation Date:

i.	The Employee will execute a written resignation from the positions of Executive Vice President and Chief Commercial Officer effective December 31, 2016. From the date of such resignation to the Separation Date, the Employee will have the title of Advisor and be available to the Company when and as requested to perform such tasks as he may be assigned by the Company’s Chief Executive Officer.

ii.	The Company will pay for senior executive level outplacement services for a period of twelve (12) months; provided that the cost of such services shall not exceed $15,000.

iii.	[***].

iv.	The Employee will continue to participate in the Company’s health and welfare programs on the same terms and conditions as comparable Company employees.

2. Following March 31, 2017, assuming that the Employee executes and does not revoke the release contemplated by Subparagraph 2(E), the Company will provide the Employee with the following severance benefits:

A.	The Company will continue to pay Employee an amount equal to his current base salary, less tax withholdings to the extent required by law, for the twelve (12) months beginning April 1, 2017.

B.	Notwithstanding anything to the contrary contained in the Aircell Holdings Inc. Stock Incentive Plan, the Gogo Inc. 2013 Omnibus Incentive Plan or the Gogo Inc. 2016 Omnibus Incentive Plan (each a “Plan” and collectively the “Plans”) or any Stock Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement, Performance RSU Agreement or Performance Option Agreement between the Company and Employee (collectively, the “Equity Agreements”), (i) the options shown in Part I of Exhibit A to this Agreement will continue to be exercisable through June 30, 2018 and (ii) the vesting of all restricted stock issued to Employee for which time of service is the sole vesting criteria, as shown in Part II of Exhibit A to this Agreement, will be accelerated to the Separation Date.

C.	Should Employee timely elect to continue coverage pursuant to COBRA, the Company will reimburse Employee for the twelve (12) month period beginning April 1, 2017 for the COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which he received immediately prior to the Separation Date.

D.	The Company will pay the Employee the amount described in Subparagraph 2(A) of this Agreement less required withholdings, payable in 24 equal installments on the Company’s regular payroll dates and provided the Employee has returned to the Company all Company equipment and/or property, has satisfied all outstanding debts to the Company, and has paid off all amounts owed on any and all corporate credit cards.

E.	The Company’s obligation to provide the Employee with the severance benefits described in Subparagraphs 2(A), (B) and (C) of this Agreement is conditioned on (a) the Employee’s execution, on or after the Separation Date, of the Supplemental General Release attached hereto as Exhibit B, and (b) the failure of the Employee to revoke his execution of the Supplemental General Release within the seven (7) day period following execution of the Supplemental General Release. If the Employee does not comply with either of these conditions (either by failing to execute the Supplemental General Release on or after the Separation Date or by revoking his/her execution of the Supplemental General Release within the aforementioned seven (7) day period), the Company shall have no obligation to provide the Employee with any of the severance benefits described in Subparagraphs (A), (B) and (C) of this paragraph except as required by the terms of any Equity Agreement as in effect on the Separation Date. The Employee acknowledges and agrees that the Employee would not be entitled to the benefits described in Subparagraphs (A), (B) and (C) of this paragraph, except as required by the terms of any Equity Agreement as in effect on the Separation Date, if the Employee had not agreed to and fully complied with the terms and conditions set forth in this Subparagraph (E).

3. The Employee understands and agrees that he must continue to comply with Subparagraph (i) of Paragraph 1(A) and all applicable Company policies and procedures through the Separation Date, that the Company may terminate his employment at any time prior to March 31, 2017 if he fails to perform such obligations or if the circumstances amount to “Cause,” as defined in the Employment Agreement dated October 25, 2010 between the Employee and the Company (the “Employment Agreement”), and that in the event of such termination, the Company will continue to pay the Employee his current base pay through the Separation Date but will have no other obligations to the Employee and, in particular, will have no obligation to provide the Employee with any severance benefits described in Paragraph 2 of this Agreement or otherwise, unless and to the extent required by the Employment Agreement, specifically (i) if the circumstances of the termination amount to “Cause” under the Employment Agreement, the provisions of Section 9(b) of the Employment Agreement and (ii) in all other circumstances, the provisions of Section 9(a) of the Employment Agreement.

4. [Reserved]

5. [***]. The Change of Control Agreement, dated March 6, 2013, between Gogo Inc. and the Employee and the Employment Agreement will terminate on the Separation Date except for those obligations in the Employment Agreement that survive termination as enumerated in Section 9(c) of the Employment Agreement.

6. [***].

7. The Employee, and anyone claiming through the Employee or on the Employee’s behalf, hereby releases the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that the Employee now has, has ever had, or may ever have against the Company and/or any of the other Released Parties arising from or related to any act or omission occurring prior to or on the date on which the Employee signs this Agreement, excepting those claims that cannot by law be waived, including the right to file a charge of discrimination with an administrative agency and/or participating in an agency investigation. Without limiting the foregoing, the claims released by the Employee hereunder include, but are not limited to:

A.	[***].

8. [***].

9. [***].

10. The Employee acknowledges and agrees that, following the Separation Date, the Employee will continue to be bound by and obligated to comply with the obligations contained in the Employee Proprietary Information and Inventions Agreement previously entered into between the Employee and the Company.

11. [***].

12. The Employee confirms that he has complied with and not communicated regarding his termination of employment verbally or otherwise with any current or former employee or other individual except as permitted by the communications plan approved by the Company and discussed with the Employee, and the Employee agrees to continue to comply with such plan going forward. Without limiting the foregoing, the Employee agrees to refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties. The Company agrees to refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation or standing in the community of the Employee. The Employee agrees to keep the terms of this Agreement confidential. Specifically, and unless otherwise required by law, the Employee promises he will never reveal to the public, publicize, communicate or otherwise make public the terms of this Agreement. However, the Employee may disclose the terms of this Release to his spouse, legal counsel, and/or financial advisor, but only after the Employee has obtained from such individuals their agreement to maintain the confidentiality of the terms of this Agreement. Additionally, both the Employee and the Company agree that this Agreement may be used as evidence in a possible lawsuit in which either the Employee or the Company alleges the other party has broken promises made in this Agreement. Nothing in this Paragraph shall be construed agency or to prohibit the Employee from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state agency or self-regulatory organization.

13. [***].

14. [***].

15. [***].

16. [***].

17. [***].

18. [***].

19. [***].

20. [***].

21. [***].

22. [***].

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

Ash ElDifrawi		Gogo LLC

/s/ Ash ElDifrawi		By:	/s/ Margee Elias

Ash ElDifrawi		Title:	Executive Vice President
(Please Print Name Here)

Date:	12/21/16	Date:	12/21/16

EXHIBIT A

SCHEDULE OF EQUITY AWARDS

Grant Date	Grant Type	Total Shares Granted	Unvested as of 12/31/17

Part 1

Grant Date	Grant Type	Total Shares Exercisable
10/25/2010	Non-Qualified Options	171,000 (206,000 shares granted less 35,000 already exercised)

Part 2

Grant Date	Grant Type	Total Shares Granted	Unvested at 12/31/16
5/28/2014	RSA	14,000	7,000
5/26/2015	RSA	8,200	6,150
6/24/2016	RSA	8,200	8,200

Exhibit 10.2.13

EXHIBIT B

SUPPLEMENTAL GENERAL RELEASE

[***]The Employee agrees to the terms and conditions set forth in this Supplemental Release.

Ash ElDifrawi	Date